EXHIBIT 10.54

STOCK UNIT AGREEMENT

STOCK UNIT AGREEMENT (“Agreement”) effective as of September 8, 2008 (“Grant Date”), by and between AboveNet, Inc. (the “Company”) and John Jacquay (the “Participant”).

WHEREAS, the Company believes it desirable that the Participant be provided additional incentive to advance the interests of the Company through a grant of stock units under the AboveNet, Inc. 2008 Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, the parties agree as follows:

1. Grant of Stock Units.

Pursuant to the Plan and on the terms and subject to the conditions set forth herein and therein, the Company hereby grants to the Participant 35,000 stock units (the “Stock Units”). Each Stock Unit constitutes a right to receive from the Company one share (each a “Unit Share” and collectively the “Unit Shares”) of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), subject to adjustment as provided in the Plan. Capitalized terms that are not defined in this Agreement shall have the respective meanings given in the Plan.

2. Vesting; Delivery of Unit Shares.

The Stock Units vest (i.e., are not subject to forfeiture) as follows: (a) 30% of the Stock Units shall vest on the first anniversary of the Grant Date and the underlying Unit Shares shall be delivered to the Participant on November 16, 2009; (b) 10% of the Stock Units shall vest on the second anniversary of the Grant Date and the underlying Unit Shares shall be delivered on November 15, 2010; and (c) 60% of the Stock Units shall vest on the third anniversary of the Grant Date and be delivered on November 15, 2011. The Stock Units are subject to earlier vesting as set forth in Sections 4(a), 4(b), 4(d) and 4(e). The Unit Shares are subject to earlier delivery only as set forth in Section 4(a) (death) and Section 4(e) (Change of Control).

3. Withholding.

The Company’s obligation to deliver Unit Shares under this Agreement shall be subject to the payment by the Participant of any applicable federal, state and local withholding tax. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes required to be withheld with respect to the vesting of the Stock Units or the delivery of the Unit Shares.

4. Termination of Employment; Change of Control.

(a) In the event of the Participant’s death prior to the vesting of all Stock Units granted under this Agreement or prior to delivery of all Unit Shares after vesting has occurred, any unvested Stock Units, if any, shall immediately vest and the underlying Unit Shares shall be immediately delivered to the Participant’s beneficiary or beneficiaries.

(b) Upon the termination of Participant’s Continuous Service with the Company as a result of a Disability, any unvested Stock Units shall immediately vest.

(c) In the event of the termination of the Participant’s Continuous Service by the Company for Cause or by the Participant other than for Good Reason, any unvested Stock Units shall immediately be forfeited.

(d) Upon the termination of the Participant’s Continuous Service by the Company without Cause or by the Participant for Good Reason, any unvested Stock Units shall immediately vest.

(e) In the event of a Change of Control, any unvested Stock Units shall immediately vest and the underlying Unit Shares of all vested Stock Units shall be immediately delivered to the Participant.

(f) The parties may not accelerate the delivery of any Stock Units before the dates set forth above.

5. Transfer of Stock Units; Limitations on Delivery of Unit Shares; Put Right.

(a) The Stock Units are not transferable otherwise than by will or the laws of descent and distribution. Any attempt to transfer the Stock Units in contravention of this subparagraph (a) is void ab initio. The Stock Units shall not be subject to execution, attachment or other process.

(b) In the event that on the date of delivery, any of the following shall be true (1) the Unit Shares may not be sold by the Participant at such time under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to a currently effective registration statement under the Securities Act, (2) the Participant is unable to sell the stock underlying his Unit Shares due to any Company imposed trading restriction or the Participant otherwise is in possession of material, non-public information regarding the Company or its securities or (3) the Company’s shares are not listed on a national stock exchange, the Company shall be obligated, following notice from the Participant as provided below, to repurchase such number of Unit Shares at the Fair Market Value of the Unit Shares on the date of such repurchase as required to meet the Company’s required minimum tax withholding with respect to the delivered Unit Shares (based on minimum statutory withholding rates for federal, state and local purposes, including payroll taxes, that are applicable to such supplemental taxable income). Notwithstanding the immediately preceding sentence, in the event the Internal Revenue Service determines that the fair market value of the Unit Shares is greater than the Fair Market Value as determined under the Plan and the Participant has incurred additional liability for income taxes, the Fair Market Value for purposes of this subparagraph (b) shall be increased to the value determined by the Internal Revenue Service. The Participant must give his notice to the Company of his election to exercise the right to require the Company to repurchase a portion of the Unit Shares not less than two (2) business days before the delivery date. In the event such Participant does not exercise such right, he shall be deemed to have elected to forego such right.

6. No Rights in Unit Shares.

The Participant shall have none of the rights of a shareholder with respect to particular Unit Shares unless and until such Unit Shares are issued and delivered to him under this Agreement.

7. No Right to Employment.

Nothing contained herein shall be deemed to confer upon the Participant any right to remain as an employee of the Company. The Company reserves the right to dismiss the Participant free from any liability hereunder, or any claim under the Plan, except as specifically provided in this Agreement.

8. Governing Law/Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

9. Miscellaneous.

This Agreement cannot be changed or terminated orally. The Company at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights under this Agreement shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. The paragraph headings herein are intended for reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ John Jacquay
John Jacquay
Participant

ABOVENET, INC.

By:	/s/ Robert Sokota
Name: Robert Sokota
Title: SVP and General Counsel